Exhibit 99.4

CONSENT OF PERSON TO BE NAMED DIRECTOR

As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, the “Registration Statement”) of Aspire Real Estate Investors, Inc., a Maryland corporation (the “Company”), as a person who has agreed to serve as a director of the Company and to the inclusion of the undersigned’s biographical information in the Registration Statement.

/s/ C Moseley Braun
Signature

Carol Moseley Braun
Printed Name

October 11, 2020
Date